Exhibit 99.4

RISK FACTORS

Investing in our common stock involves significant risks. We caution you that the risks and uncertainties we describe below, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the Securities and Exchange Commission, or SEC, press releases, communications with investors and oral statements. Any or all such forward-looking statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no results expressed by our forward-looking statements can be guaranteed. Actual future results may differ materially from those anticipated in forward-looking statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosure we make in our reports filed with the SEC.

The risk factors set forth below supersede in their entirety the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our subsequent Quarterly Reports on Form 10-Q.

Risks Related to Our Business and Strategy

We are an early stage commercial company with a history of losses resulting from our research and development efforts, we expect to incur losses for at least the next several years, and we may never achieve profitability.

We have incurred substantial net losses since our inception in February 2000. For the years ended December 31, 2012, 2011 and 2010, we incurred net losses of $26.4 million, $17.6 million and $17.2 million, respectively. Our accumulated deficit was approximately $139.7 million at December 31, 2012. We expect to continue to incur substantial net losses for at least the next several years, and these losses are likely to increase in the near-term.

Historically, we have generated limited revenue from our biomarker discovery and analysis services agreements. In addition, we are in the process of transitioning into a commercial organization and to date, have generated a limited amount of product revenue. Our first product, the BGM Galectin-3® test for heart failure, received clearance from the U.S. Food and Drug Administration, or FDA, in late 2010 and is commercially available throughout the United States, and in Europe under a CE Mark. This manual version of our test is being marketed in the United States through several regional and national laboratory testing facilities. As we continue to grow our commercial operations to support the sales and marketing of our galectin-3 test, as well as continue our development efforts for additional diagnostic test candidates, our expenses are expected to increase. Accordingly, we will need to generate significant revenue to achieve profitability.

Even as we increase our sales for our galectin-3 test, launch automated versions of our galectin-3 test, and launch the CardioSCORE TM test, we expect our losses to continue as a result of our increased manufacturing, sales and marketing expenses to support our commercial operations, as well as ongoing research and development expenses. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. Because of the numerous risks and uncertainties associated with our product development and commercialization efforts, we are unable to predict when we will become profitable, and we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to achieve and then maintain profitability, our business, financial condition and results of operations will be negatively affected and the market value of our common stock will decline.

Our business is dependent on our ability to successfully develop and commercialize novel diagnostic products and services based on biomarkers. If we fail to develop and commercialize diagnostic products, we may be unable to execute our business plan.

Historically, we have generated revenue from initiatives, collaborations and biomarker discovery and analysis services agreements with pharmaceutical companies and healthcare organizations. Our current business strategy, however, focuses on developing and commercializing diagnostic products and services based on biomarkers, and we do not expect to continue to receive significant revenue from performing biomarker discovery and analysis services for third parties. To that end, in November 2012, we implemented a strategic reorganization in our research and development department, away from our previous focus on early stage discovery and toward a more commercially-oriented role in support of studies designed to further differentiate and support the BGM Galectin-3 and CardioSCORE tests in the marketplace. The success of our business will depend on our ability to develop and commercialize cardiovascular diagnostic tests based on the tests in our current pipeline, as well as others that we may in-license in the future.

Prior to commercializing our diagnostic products, we are required to undertake time-consuming and costly development activities, sometimes including clinical studies, and to obtain regulatory clearance or approval, for which the outcome is uncertain. We have limited experience in developing and commercializing cardiovascular diagnostic tests and there are considerable risks involved in these activities. The science and methods that we are employing are innovative and complex, and it is possible that our product development programs will ultimately not yield diagnostic tests for commercialization. Products that appear promising in early development may fail to be validated in subsequent studies, and even if we achieve positive results, we may still fail to obtain the necessary regulatory clearances or approvals. Few research and development projects result in commercial products, and perceived viability in early clinical studies often is not replicated in later studies. At any point, we may abandon development of a product candidate, or we may be required to expend considerable resources obtaining additional clinical and nonclinical data, which would adversely impact the timing for generating potential revenue from those product candidates. If our development programs yield fewer commercial products than we expect, we may be unable to execute our business plan, and our business, financial condition and results of operations may be adversely affected.

We recently announced that we are adopting a new commercial strategy. If we are unsuccessful in the execution of our new commercial strategy, our business, financial condition, results of operations and prospects will be materially adversely affected.

On November 13, 2012, we announced that we are adopting a new commercial strategy designed to focus our limited resources on growing the markets and driving commercial sales for our two existing cardiovascular diagnostic tests, the BGM Galectin-3 test and the CardioSCORE test. As part of our new strategy, we plan to establish a scalable US-based sales organization to promote our diagnostics tests; to open a CLIA-certified clinical laboratory in order to make galectin-3 testing available to hospitals and other health care providers; to commence a campaign focused on reducing hospital readmission rates through the use of galectin-3 testing; and to proceed with the commercial offering of the CardioSCORE test in order to bring its benefits to physicians and patients as quickly as possible. In addition, in order to achieve the organizational changes necessitated by our new commercial strategy, we implemented a strategic reorganization of our research and development department, away from its previous focus on early stage discovery and toward a more commercially-oriented role in support of studies designed to further differentiate and support our cardiovascular tests in the marketplace. As a result of this reorganization, 11 positions in early discovery research have been eliminated, enabling the company to dedicate a greater share of its research and development budget to commercial support and market growth activities. We are unable to give any assurance that we will be successful in executing this new strategy in the manner, timeframe or under the cost parameters we anticipate, or at all. Even if we execute this new strategy as planned, our new strategy may not yield the increased revenues and market growth that we anticipate. Our failure to be commercially successful in implementing our new commercialization strategy would materially adversely impact our business, financial condition, results of operations and prospects.

We may not be able to successfully commercialize our galectin-3 test or obtain regulatory clearance from the FDA for the automated versions of our galectin-3 test, the second indication for our existing galectin-3 test or the CardioSCORE test in the timeframes we expect, or at all.

Our first product, the BGM Galectin-3 test for heart failure, received clearance from the FDA in late 2010 and is commercially available throughout the United States, and in Europe under a CE Mark. This manual microplate version of our test is being marketed in the United States through several regional and national laboratory testing facilities. In addition, we have partnered with four leading diagnostic instrument manufacturers which are developing automated instrument versions of our galectin-3 test. The first of our partners has filed for regulatory clearance in the United States, and another of our partners has begun marketing their automated version of the test in Europe under a CE Mark. Based on the nature of additional information requested by the FDA from this partner and the time required to address the FDA’s questions, we believe it is currently unlikely that this partner will be able to submit a complete response to the FDA by the February 25, 2013 deadline for submission. We expect that, during 2013, a second of our partners will begin marketing their automated version of the test in Europe under a CE Mark.

In May 2012, we submitted a 510(k) to the FDA for the additional indication of the BGM Galectin-3 test. In July 2012, we received a letter from the FDA regarding our 510(k) that requested additional information, including information regarding our clinical validation study, the Framingham Heart Study, and additional analytical study data. We submitted our response to the FDA in November 2012, but based on our dialogue with the FDA, the nature of the additional information requested and the time required to address the FDA’s questions regarding various matters including the age of the blood samples used to support our 510(k), we allowed the 510(k) to expire on the January 23, 2013 deadline for submitting our response to the FDA. We are currently evaluating our options for submitting a new 510(k) for the additional indication that will address the FDA’s questions. There can be no assurance as to when we may be in position to submit a new 510(k) for the additional indication to the FDA, if at all.

We are also developing the CardioSCORE test, a blood test designed to identify individuals at high risk for near-term, significant cardiovascular events, such as heart attack and stroke. During 2013, we intend to file a 510(k) for the CardioSCORE test. The FDA requested additional information, but due to the time involved in responding to the FDA’s request for additional information, we withdrew the 510(k) on August 8, 2012. Since that time, we have continued our dialogue with the FDA regarding 510(k) clearance for the CardioSCORE test and as a result of our interactions, we are currently planning to file a new 510(k) application for the CardioSCORE test for which the intended use would be to aid in the assessment of near-term risk for death due to cardiovascular causes. We currently plan to file our new 510(k) application for the CardioSCORE test in the second half of 2013. There are a variety of risks and uncertainties that may cause delays in, or prevent us from, successfully commercializing our BGM Galectin-3 test, or obtaining regulatory clearance from the FDA for the second indication of our existing galectin-3 test, automated versions of our galectin-3 test or the CardioSCORE test in the timeframes we expect, or at all. Delays may result from unanticipated problems in product development, an inability to obtain regulatory clearance or approval on a timely basis and other risks described elsewhere in this prospectus.

We may never successfully commercialize our diagnostic tests. If we are unable to execute our commercialization strategy, we may be unable to generate sufficient revenue to sustain our business.

We are an early stage commercial company and have engaged in only limited sales and marketing activities for our first product, the BGM Galectin-3 test for heart failure. To date, we have recognized only a limited amount of product revenue. We are in the process of transitioning into a commercial organization, and we have very limited experience to date in conducting commercial activities.

We anticipate that a substantial portion of any future product revenue will come from sales of our galectin-3 test and our CardioSCORE test. Our first product, the BGM Galectin-3 test for heart failure, received clearance from the FDA in late 2010 and is commercially available throughout the United States, and in Europe under a CE Mark. This manual version of our test is being marketed in the United States through several regional and national laboratory testing facilities. In addition, we have partnered with four leading diagnostic instrument manufacturers which are developing automated instrument versions of our galectin-3 test, which we expect will result in broader customer acceptance and clinical adoption of our galectin-3 test. Accordingly, we are dependent upon our automated partners to prioritize the development of their respective automated versions and the regulatory clearance of their automated versions. Our partners may experience difficulties and delays in other segments of their businesses that may negatively impact their ability to prioritize and commercialize the automated versions of our test. Our partners’ delays or failures to be commercially successful would adversely impact our business, financial condition, results of operations and prospects.

Our success in commercializing our galectin-3 test, additional indications for our galectin-3 test, automated versions of our galectin-3 test. and our CardioSCORE test will require that we expand or develop a wide variety of operational functions with which to date we have had little or no experience. We intend to retain worldwide marketing rights to our products, and we will be primarily responsible for spreading awareness, generating demand, increasing market adoption, working with payers to make reimbursement and coverage determinations and ensuring that our biomarker-based tests realize their market potential. To accomplish this, we will need to create a commercial infrastructure. Sales professionals with the necessary technical and business qualifications we plan to hire are in high demand, and we may have difficulty hiring or retaining them. The manual microplate version of our test is currently being marketed in the United States through several regional and national laboratory testing facilities. In addition, subject to FDA clearance of the automated versions of our galectin-3 test, we intend to leverage the commercial capabilities of our partners, including diagnostic laboratory instrument manufacturers of automated assays for our tests, such as Abbott, Alere, bioMérieux and Siemens, for promoting the utility of our tests to clinicians, laboratory decision makers, payers, patients and other stakeholders. Moreover, even if we are able to implement this strategy, we will be largely dependent on these third parties for the commercial success of our products. They may not deploy the resources we would like them to, and our revenue would then suffer. In addition, we could become embroiled in disputes with these parties regarding the terms of any agreements, their performance or intellectual property rights. Any dispute could disrupt the sales of our products and adversely affect our reputation and revenue. Our strategy to leverage the expertise, marketing resources and installed base of these potential partners may ultimately fail.

The royalty provisions in the agreements with our partners for the automated versions of our galectin-3 test are subject to renegotiation and following renegotiation, the royalties payable to us may not be favorable to us.

The agreements we entered into with our partners who are developing and commercializing the automated versions of our galectin-3 test contain provisions that, under certain circumstances, entitle our partners to reduce the royalty amounts payable to us on the sales of their tests in amounts that are subject to negotiation by us and our respective partners. In some cases, our partners’ rights to reduce the royalty amounts are triggered by the CMS payment rate being below certain agreed-upon thresholds and in other cases, our partners’ rights to reduce the royalty amounts payable to us are triggered by the average selling prices for the tests in certain regions being below certain agreed-upon price thresholds. The CMS payment rate for the 2013 calendar year is currently below the agreed-upon CMS payment rate thresholds in these agreements. Accordingly, the current royalty amounts payable to us under these agreements are subject to reduction by our partners, in amounts to be negotiated by us and our respective partners. There can be no assurance that in any renegotiation of these royalty provisions we will be successful in negotiating new rates that will be favorable to us.

If the marketplace does not accept our galectin-3 test, our CardioSCORE test or any other diagnostic products we might develop, we may be unable to generate sufficient revenue to sustain and grow our business.

Even though we believe our galectin-3 test and our CardioSCORE test represent promising commercial opportunities, our products may never gain significant acceptance in the marketplace and therefore never generate substantial revenue or profits for us. As is the case with all novel biomarkers, we must establish markets for our diagnostic tests and build those markets through physician education and awareness programs. Publication in peer reviewed journals of results from studies using our products will be an important consideration in the adoption by physicians of our products. The process of publication in leading medical journals is subject to a peer review process. Peer reviewers may not consider the results of studies of our galectin-3 or CardioSCORE tests sufficiently novel or worthy of publication. Failure to have our studies published in peer review journals may adversely affect adoption of our products.

Under our collaboration agreements with Abbott, Alere, bioMérieux and Siemens for the commercialization of the automated versions of our galectin-3 test, we bear primary responsibility for validating the clinical utility of our galectin-3 test. We are also responsible for promoting the utility of the galectin-3 biomarker, including developing and executing plans to raise awareness of, and create demand for, our galectin-3 test among clinicians and payers, as well as developing and implementing a reimbursement strategy for our galectin-3 test. We expect to bear the same responsibilities for the CardioSCORE test. We have little experience in these types of activities. We may be unable to demonstrate that our galectin-3 test provides incremental benefits over currently available heart failure diagnostic tests sufficient to ensure adoption of our test. Our ability to successfully commercialize the diagnostic products that we may develop will depend on numerous factors, including:

•	whether healthcare providers believe our galectin-3 test, the CardioSCORE test and any other diagnostic tests that we successfully develop provide sufficient incremental clinical utility;

•	whether the medical community accepts that our diagnostic products have sufficient sensitivity, specificity and predictive value to be meaningful in patient care and treatment decisions; and

•	whether health insurers, government health programs and other third-party payers will cover and pay for our diagnostic tests and the amount they will reimburse.

These factors may present obstacles to commercial acceptance of our diagnostic product candidates. If these obstacles arise, we may need to devote substantial time and money to surmount these obstacles, and we might not be successful. Failure to achieve widespread market acceptance of our diagnostic products would materially harm our business, financial condition and results of operations.

Health insurers and other third-party payers may decide not to cover our diagnostic products or may provide inadequate reimbursement, which could jeopardize our commercial prospects.

In the United States, the regulatory process that allows diagnostic tests to be marketed is independent of any coverage determinations made by third-party payers. For new diagnostic tests, private and government payers decide whether to cover the test, the reimbursement amount for a covered test and the specific conditions for reimbursement. Physicians may order diagnostic tests that are not reimbursed by third-party payers, but coverage determinations and reimbursement levels and conditions are critical to the commercial success of a diagnostic product.

Each third-party payer makes its own decision about which tests it will cover and how much it will pay, although many payers will follow the lead of Medicare. As a result, the coverage determination process is often a time-consuming and costly process that requires us to provide scientific and clinical support for the use of each of our products to each payer separately, with no assurance that approval will be obtained. If third-party payers decide not to cover our diagnostic tests or if they offer inadequate payment amounts, our ability to generate revenue from our diagnostic tests could be limited. Even if one or more third-party payers decide to reimburse for our tests, a third-party payer may stop or lower payment at any time, which would reduce revenue. We intend to develop a strategy to advocate for desired coverage and payment levels, which will include aligning ourselves with third-party payers to encourage the acceptance of our products. However, we cannot predict whether third-party payers will cover our tests or offer adequate reimbursement. We also cannot predict the timing of such decisions. In addition, physicians or patients may decide not to order our tests if third-party payments are inadequate, especially if ordering the test could result in financial liability for the patient.

In the United States, the American Medical Association assigns specific CPT codes, which are a medical nomenclature used to report medical procedures and services under public and private health insurance plans. Once the CPT code is established, the CMS establishes reimbursement payment levels and coverage rules for Medicare, and private payers establish rates and coverage rules independently. In 2012, we obtained an analyte-specific CPT code for measuring galectin-3 in plasma or serum, which took effect on January 1, 2013. CMS assigned a payment rate of $17.80 per test for measuring galectin-3 in plasma or serum, which also took effect on January 1, 2013. In 2013 we intend to apply to CMS to request a higher payment rate for the 2014 fee schedule, and there can be no assurance that we will be successful obtaining a higher rate. Additionally, any or all of our diagnostic tests developed in the future may not be approved for reimbursement or may be approved at a level that limits our commercial success.

In addition, payment for diagnostic tests furnished to Medicare beneficiaries is made based on a fee schedule set by CMS in most instances. In recent years, payments under these fee schedules have decreased and may decrease more, which could jeopardize our commercial prospects. Reimbursement decisions in the European Union and in other jurisdictions outside of the United States vary by country and region and there can be no assurance that we will be successful in obtaining adequate reimbursement.

We expect to face intense competition, often from companies with greater resources and experience than us.

The diagnostics industry is highly competitive and subject to rapid change. The industry continues to expand and evolve as an increasing number of competitors and potential competitors enter the market. Many of these competitors and potential competitors have substantially greater financial, technological, managerial and research and development resources and experience than we do. Some of these competitors and potential competitors have more experience than we do in the development of diagnostic products, including validation procedures and regulatory matters. In addition, we expect that our diagnostic products, if successfully developed, will compete with product offerings from large and well-established companies that have greater marketing and sales experience and capabilities than we do. We are aware of other diagnostic tests under development, which, if successfully developed and commercialized, would compete with our products. Our competitors, some of whom we collaborate with and will rely on to commercialize our products, may include established diagnostics companies, such as Abbott, Beckman Coulter, Roche Diagnostics, General Electric, Alere, Ortho Clinical Diagnostics, Mitsubishi, Philips and Siemens. We may also compete with national laboratory services providers with extensive service networks for diagnostic tests, such as LabCorp and Quest Diagnostics, and specialized laboratories, such as Genzyme Genetics and Myriad Genetics. Companies that may compete with us in cardiovascular disease include Atherotech, Aviir, Berkeley Heart Lab, Bioreference Lab, Boston Heart Lab, CardioDx, Cleveland Heart Lab, Critical Diagnostics, diaDexus, Liposcience, and Myriad RBM. If we are unable to compete successfully, we may be unable to grow and sustain our revenue.

We are dependent on third parties for the patient samples that are essential to our diagnostics product development plans.

To pursue our diagnostics product development program, we will need access, over time, to thousands of patient samples, including blood, blood plasma and serum, urine and other fluids. We do not have direct access to a supply of patient samples. As a result, we have made arrangements with third parties, such as academic medical centers, government programs and payers such as Humana that we believe will give us access to a significant number of patient samples over the coming years. Most of the institutions and physicians from which we obtain biological specimens that we use in our research and validation work are “Covered Entities” under HIPAA. Under this law, these parties may have to obtain proper authorization from their patients for the subsequent use of those samples and associated clinical information. We are not presently a Covered Entity or a Business Associate of a Covered Entity subject to HIPAA; however, we may become a Covered Entity or a Business Associate of a Covered Entity in the future, if we provide clinical laboratory testing services. We may lose access to patient samples provided by such third parties, or have that access limited, because the third parties decrease the number of patient samples they provide, due to changes in privacy laws governing the use and disclosure of medical information or due to changes in the laws restricting our ability to obtain patient samples and associated information. In certain instances, we owe the party providing the samples for our research programs payments which may be related to the sales of products derived from those research programs. In addition, we may be forced to actively pursue patient samples from other sources for the diagnostic testing indications we pursue, which could be expensive and time consuming. If we fail to secure and maintain an adequate supply of patient samples, or if our existing supply arrangements are terminated or result in access to fewer samples than expected, our ability to pursue our development efforts may be slowed or halted, which could have a material adverse effect on our business, financial condition and results of operations.

We rely on third-party suppliers for some of our laboratory instruments and supplies and we will rely on third-party suppliers for the commercialization of our products. If any of these supply arrangements are interrupted or terminated, we may not be able to find adequate replacements on a timely basis or at all.

We anticipate that we will rely on Abbott, Alere, bioMérieux, Siemens and other vendors to supply us with laboratory immunochemistry instruments and reagents for the development and future commercialization of the BGM Galectin-3 test for heart failure, the CardioSCORE test and future diagnostic product candidates. If we were to lose any of these suppliers or if our suppliers were to become unwilling or unable to provide these materials in required quantities or on our required timelines, we would be required to identify new suppliers with similar instrumentation, reagents and software capable of supporting our development efforts, or possibly modify our development processes and procedures. If supplies for the BGM Galectin-3 test for heart failure, the CardioSCORE test or any future diagnostic product candidates are interrupted or terminated, we may need to repeat some or all of our development studies for such products, and we may need to seek a new or amended FDA clearance for such products. We may not be able to identify or contract with acceptable replacement sources on a timely basis, on acceptable terms, or at all. If we are able to identify other suppliers, there is no guarantee that we would be able to transfer our technologies to new instruments and equipment or substitute reagents or other materials with comparable results or on a timely basis. We may also become involved in disputes with our third-party suppliers or we may become party to disputes between these suppliers and other parties, which could be expensive and time consuming. Delays or difficulties experienced with these third-party suppliers would have a material adverse effect on our business, financial condition and results of operations.

Our credit facility contains affirmative and negative covenants that impose significant restrictions on our business and financing activities. If we default on our obligations, whether due to events beyond our control or otherwise, the Lenders would have a right to foreclose on substantially all of our assets. A default could materially and adversely affect our operating results and our financial condition.

In February 2012, we entered into a Loan and Security Agreement, or the Loan Agreement, with General Electric Capital Corporation and Comerica Bank, or the Lenders. Pursuant to the Loan Agreement, the Lenders agreed to extend a term loan of $10.0 million to us and, subject to certain conditions, a second term loan of $5.0 million. We borrowed $10.0 million at the February 2012 closing. As of December 31, 2012, we had not met the contractual conditions that would allow us to draw the second term loan of $5.0 million. Pursuant to the terms of the Loan Agreement, we are currently required to begin repaying the loan amount in March 2013 and to continue such repayments over the following 30-month repayment period. As security for our obligations under the Loan Agreement, we granted the Lenders a lien in substantially all of our assets, other than our intellectual property, for which we have provided a negative pledge to the Lenders. The Loan Agreement contains several affirmative and negative covenants that impose significant restrictions on our business and operations. Among others, these covenants limit our ability to incur additional indebtedness; grant liens; merge or consolidate with another entity; dispose of our business or certain assets; change our business; make certain investments or declare dividends; engage in certain transactions with affiliates; encumber our intellectual property; or repurchase stock.

Our failure to comply with these covenants may result in the declaration of an event of default that, if not cured or waived, could cause all amounts outstanding under the Loan Agreement to become due and payable immediately and could cause the Lenders to foreclose on the collateral securing the indebtedness, including our cash, cash equivalents and short-term investments. If an event of default occurs, we may not be able to cure it within any applicable cure period, if at all. If the maturity of our indebtedness is accelerated, we may not have sufficient funds available for repayment or we may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to us, or at all. In addition, the Loan Agreement may limit our ability to finance future operations or capital needs or to engage in, expand or pursue our business activities. It may also prevent us from engaging in activities that could be beneficial to our business and our stockholders unless we repay the outstanding debt, which may not be desirable or possible.

We will be required to raise additional funds to finance our operations, continue the development and commercialization of our cardiovascular diagnostic tests and remain a going concern; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.

Our operations to date have consumed substantial amounts of cash. Negative cash flows from our operations are expected to continue over at least the next several years. Our cash utilization amount depends on the progress of our development and commercialization efforts for our cardiovascular diagnostic tests, as well as the cost, timing and outcomes of regulatory submissions for our tests and the progress of our partners for the automated versions of these tests, among several other factors. Based on our current operating plans, the estimated net proceeds from this offering, together with existing cash, cash equivalents and marketable securities and the availability of up to $12 million under our common stock purchase agreement with Aspire Capital, are expected to be sufficient to fund our operations through 2015. If we incur delays in commercializing our cardiovascular diagnostic tests or in achieving significant product revenue, or if we encounter other unforeseen adverse business developments, we may exhaust our capital resources prior to this time. We expect that we will need significant additional capital in the future to fund our commercialization efforts and to grow our business. If we are unable to make additional borrowings under our loan facility, obtain financing through the sale of equity securities or enter into licensing or partnering arrangements on acceptable terms when needed, we will be required to implement aggressive cost reduction strategies, in addition to the strategic reorganization we implemented in November 2012. These reductions would significantly impact research and development expenses, as well as sales and marketing expenses, related to the development and commercialization of the BGM Galectin-3 test and the CardioSCORE test. These cost reduction strategies could reduce the scope of the activities related to these development and commercialization activities and could harm our business, financial condition and results of operations.

Our financial statements have been prepared assuming that we will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We expect to incur further losses in the development of our business and have been dependent on funding operations through the issuance and sale of equity securities. These circumstances raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Risks Related To Regulatory Approval and Other Government Regulations

Although we have received FDA clearance for our BGM Galectin-3 test for heart failure, we may not obtain regulatory clearance for the additional indications we are seeking when expected, if at all.

In the United States, we may seek FDA clearance or approval for our products prior to their launch for clinical use, whether offered as a diagnostic kit or laboratory service. The FDA process can be lengthy and unpredictable. For example, for our first product, the BGM Galectin-3 test for heart failure, we initially submitted a 510(k) premarket notification to the FDA in March 2009. Upon review of our 510(k) application, the FDA determined that our device was not substantially equivalent to the legally marketed device to which we claimed substantial equivalence and therefore denied clearance. The FDA indicated that additional clinical and other data were required in support of our filing, and we re-submitted a 510(k) application in December 2009 with additional data. In February 2010, we received a letter from the FDA regarding our 510(k) application that requested additional clinical and statistical information to support our application and, after further contact with the FDA, we submitted our formal response to the FDA letter in August 2010. We received 510(k) clearance from the FDA in November 2010 for the manual version of our BGM Galectin-3 test. In addition, even after having received clearance for the initial indication of the test, we are having difficulty obtaining clearance for a second indication to identify individuals who do not currently have, but are at increased risk for developing, heart failure. In May 2012, we submitted a 510(k) to the FDA for the additional indication of the BGM Galectin-3 test. In July 2012, we received a letter from the FDA regarding our 510(k) that requested additional information, including information regarding our clinical validation study, the Framingham Heart Study, and additional analytical study data. We submitted our response to the FDA in November 2012, but based on our dialogue with the FDA, the nature of the additional information requested and the time required to address the FDA’s questions regarding various matters including the age of the blood samples used to support our 510(k), we allowed the 510(k) to expire on the January 23, 2013 deadline for submitting our response to the FDA. We are currently evaluating our options for submitting a new 510(k) for the additional indication that will address the FDA’s questions. There can be no assurance as to when we may be in position to submit a new 510(k) for the additional indication to the FDA, if at all.

Although we have received FDA clearance for the manual version of our BGM Galectin-3 test for heart failure, we may not obtain regulatory clearance for automated versions of this test when expected, if at all.

Commercial introduction of the automated versions of our galectin-3 test will require FDA clearance or approval. For example, Fujirebio, on behalf of our partner Abbott, is our first partner to file for 510(k) regulatory clearance of an automated version of the test in the U.S. Fujirebio is developing the test for use on Abbott’s ARCHITECT® immunochemistry instrument platform. Fujirebio submitted its 510(k) to the FDA in July 2012 and received a letter from the FDA in July 2012 requesting additional information on various matters, including the geographic composition of the patient cohort that provided the blood samples used to support the 510(k). Due to the nature of the additional information requested and the time required to address the FDA’s questions, we believe it is currently unlikely that Fujirebio will be able to submit a complete response to the FDA by the FDA-designated February 25, 2013 deadline. If Fujirebio submits the response by the deadline, the FDA will continue to review the existing 510(k). Alternatively, if Fujirebio is unable to submit the complete response, Fujirebio will withdraw the existing submission and a new 510(k) submission would be required. There can be no assurance as to whether or when Fujirebio may be in position to submit a new 510(k) notification with the FDA, if at all. Any material delays in our receipt of regulatory clearance or approval for our automated galectin-3 test and our other product candidates in development, or our failure to obtain such clearances or approvals at all, would have a material adverse effect on our business, financial condition and results of operations.

Changes in regulatory review procedures, approval requirements or enactment of additional regulatory approval requirements may delay or prevent us from marketing our proposed products.

To market our products in Europe, we must obtain a CE Mark and may, in some cases, need marketing approval from the European Medicines Agency. In October 2009, we obtained a CE Mark in European for our first product, the BGM Galectin-3 test for heart failure. In December 2012, we obtained a CE Mark in Europe for our second product, the CardioSCORE test. In addition, we have partnered with four leading diagnostic instrument manufacturers which are developing automated instrument versions of our galectin-3 test. In 2012, bioMérieux began marketing an automated version of our galectin-3 test in Europe under a CE Mark. We expect that, during 2013, at least one more of our partners will begin marketing an automated version of the galectin-3 test in Europe under a CE Mark. To date, we have found the CE Mark process to be a productive means of executing our commercialization strategy in Europe and in other countries that recognize the CE Mark, however, if the CE Mark process becomes more onerous, costly or time-consuming, we will need to re-evaluate our ex-U.S. commercialization strategy and invest more of our limited resources before even entering the market with our products.

The process of obtaining regulatory clearances or approvals to market medical devices, including in vitro diagnostic test kits, from the FDA and similar regulatory authorities outside of the United States can be costly and time-consuming.

In pursuing our strategy of commercializing our products worldwide, we face various regulatory schemes and requirements. Each regulatory agency may impose its own requirements and may refuse to grant approval or may require additional data before granting marketing approval even if marketing approval has been granted by other agencies. For example, in seeking clearance from the FDA for our galectin-3 test, we relied on samples from previously concluded studies sponsored by other parties to determine the clinical utility of our galectin-3 test, and we may do so for our other product candidates. While the FDA accepted such data in support of our galectin-3 test, and we believe it has accepted such data in other cases, the FDA may require us to conduct our own prospective studies to support future product clearances or approvals, which would make the development and validation of our product candidates more costly and time-consuming. There can be no assurance that such clearances or approvals will be granted on a timely basis or at all.

Our CardioSCORE test has not been cleared by the FDA for sale in the United States.

We do not currently receive significant revenue from sales of our cardiovascular diagnostic tests, though we anticipate that a substantial portion of any future product revenue will be generated from sales of our cardiovascular diagnostic tests. We are actively marketing and selling our first product, the BGM Galectin-3 test for heart failure, and, to date, we have recognized only a limited amount of revenue from galectin-3 test sales. We are also developing the CardioSCORE test, a blood test designed to identify individuals at high risk for near-term, significant cardiovascular events, such as heart attack and stroke. We have not obtained FDA clearance for our CardioSCORE test for marketing in the United States. In December 2011, we submitted a 510(k) premarket notification to the FDA in order to obtain regulatory clearance to market our CardioSCORE test in the United States. In February 2012, we received a letter from the FDA regarding our 510(k) notification that requested additional information, including information regarding our clinical validation study and additional analytical study data, but due to the time involved in responding to the FDA’s request for additional information, we withdrew the 510(k) on August 8, 2012. Since that time, we have continued our dialogue with the FDA regarding the information that it would require in a new 510(k) for the CardioSCORE test, and as a result of these interactions, we are currently planning to submit a new 510(k) for the CardioSCORE test for which the intended use would be to aid in the assessment of near-term risk for death due to cardiovascular causes. We currently plan to submit our new 510(k) for the CardioSCORE test to the FDA in the second half of 2013. The FDA may have substantive comments on our new submission and require that we submit further additional information and data prior to clearing our 510(k) notification. The FDA may not clear our 510(k) notification in a timely manner, or at all, or may determine that our device is not substantially equivalent to the legally marketed device. If the FDA denies our request for 510(k) clearance, we may be required to seek and obtain premarket approval, or PMA. The PMA process is more complex, costly and time-consuming than the 510(k) process. In addition, the FDA may clear our CardioSCORE test for a narrower indication than we are seeking, in which case the market for our test could be significantly reduced. The occurrence of any of these events would adversely affect our commercial opportunity and our business, financial condition and results of operations.

Our manual BGM Galectin-3 test for heart failure and any future products cleared by the FDA will be subject to ongoing regulation by the FDA. Failure to comply with such regulation could cause a material adverse effect on our business, financial condition and results of operations.

After a device is placed on the market, numerous regulatory requirements apply. These include:

•	compliance with QSR;

•	labeling regulations, which prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on marketing; and

•

medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

•	warning letters;

•	fines, injunctions, and civil penalties;

•	recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusal to grant 510(k) clearance or PMAs of new products;

•	withdrawal of 510(k) clearance or PMAs that are already granted; and

•	criminal prosecution.

Being subject to any of these sanctions could adversely affect our business, financial condition and results of operations.

Even if we are successful in obtaining regulatory clearance or approval for our product candidates, we will be subject to regulations under additional federal and state laws.

If we develop diagnostic tests suitable for commercialization, and after receiving all necessary regulatory clearances and approvals, we will be subject to national, regional and local regulations. For example, in the United States, the regulations which we may be subject to include:

•	the federal Food, Drug and Cosmetic Act and its related rules, regulations, guidance documents and other interpretations relating to the manufacture and marketing of medical products;

•	the federal Medicare and Medicaid Anti-kickback Law, and state anti-kickback prohibitions;

•	the federal physician self-referral prohibition, commonly known as the Stark Law, and the state equivalents;

•	HIPAA;

•	the various state laws governing patient privacy; and

•	the federal civil and criminal False Claims Act.

The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations.

We have decided to commence operations of our own laboratory for our diagnostic tests, and as such we will become subject to the CLIA, a federal law that regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance and inspections. There can be no assurances that we will be able to obtain CLIA accreditation, or if we do, that we would be able to renew it. If we are unable to obtain CLIA accreditation, we may be limited in our ability to perform testing, which would limit our revenue and harm our business.

Any action brought against us for violation of these laws or regulations, even if we prevail, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of these laws and regulations, we may be subject to any applicable penalty associated with the violation, including civil and criminal penalties, damages and fines. We could also be required to refund any improperly received payments, and we could be required to curtail or cease our operations. Any of the foregoing consequences could seriously harm our business, financial condition and results of operations.

If we or our third-party manufacturer fail to comply with the FDA’s quality system regulation, the development and manufacture of our products could be delayed or interrupted and our products may be subject to product recalls.

We and our contract manufacturers are required to comply with the FDA’s QSR and other regulations which cover, among other things, the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of our products. The FDA monitors compliance with QSR through periodic inspections. If the FDA determines that we or our contractors are not in compliance with applicable regulatory standards, we could be prevented or forced to delay the development or manufacture of our products, which could have a material adverse effect on our business, financial condition and results of operations. Moreover, any failure to maintain QSR compliance could force us to cease the development or manufacture of our products and subject us to other enforcement sanctions, including withdrawal of our products from the U.S. or foreign markets, and delay or interrupt the development or manufacture of additional products.

Healthcare reform measures could hinder or prevent our product candidates’ commercial success.

The U.S. government and other governments have shown significant interest in pursuing healthcare reform. Any government-adopted reform measures could adversely impact the pricing of healthcare products, including our diagnostic products, and services in the U.S. or internationally and the amount of reimbursement available from governmental agencies or other third party payers. The continuing efforts of the U.S. and foreign governments, insurance companies, managed care organizations and other payers of healthcare services to contain or reduce healthcare costs may adversely affect our ability to set prices we believe are fair for any diagnostic products we may develop and commercialize. Changes in healthcare policy, such as the creation of broad limits for diagnostic products, could substantially interrupt the sale of future diagnostic tests, increase costs, divert management’s attention and adversely affect our ability to generate revenues and achieve profitability.

New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, relating to healthcare availability, methods of delivery or payment for diagnostic products and services, or sales, marketing or pricing, may limit our potential revenue, and we may need to revise our research and development or commercialization programs. The pricing and reimbursement environment may change in the future and become more challenging due to several reasons, including policies advanced by the U.S. government, new healthcare legislation or fiscal challenges faced by government health administration authorities. Specifically, in both the U.S. and some foreign jurisdictions, there have been a number of legislative and regulatory proposals and initiatives to change the healthcare system in ways that could affect our ability to sell any diagnostic products we may develop and commercialize profitably. Some of these proposed and implemented reforms could result in reduced reimbursement rates for our diagnostic products, which would adversely affect our business strategy, operations and financial results. For example, in March 2010, President Obama signed into law a legislative overhaul of the U.S. healthcare system, known as the Patient Protection and Affordable Care Act of 2010, as amended by the Healthcare and Education Affordability Reconciliation Act of 2010, or the PPACA, which may have far reaching consequences for life science companies like us. As a result of this new legislation, substantial changes could be made to the current system for paying for healthcare in the United States, including changes made in order to extend medical benefits to those who currently lack insurance coverage. Extending coverage to a large population could substantially change the structure of the health insurance system and the methodology for reimbursing medical services, drugs and devices. These structural changes could entail modifications to the existing system of private payers and government programs, such as Medicare and Medicaid, the creation of a government-sponsored healthcare insurance source, or some combination of both, as well as other changes. Restructuring the coverage of medical care in the United States could impact the reimbursement for prescribed drugs, biopharmaceuticals, medical devices or our product candidates. If reimbursement for our approved product candidates, if any, is substantially less that we expect in the future, or rebate obligations associated with them are substantially increased, our business could be materially and adversely impacted. In addition, certain members of Congress have declared their intentions to effect the repeal of some or all of PPACA, adding further uncertainty to the law’s future impact on us.

Further federal and state proposals and healthcare reforms could limit the prices that can be charged for the product candidates that we develop and may further limit our commercial opportunity. Our results of operations could be materially adversely affected by the PPACA, by the Medicare prescription drug coverage legislation, by the possible effect of such current or future legislation on amounts that private insurers will pay and by other healthcare reforms that may be enacted or adopted in the future.

Risks Related to Our Intellectual Property

If the combination of patents, trade secrets and contractual provisions that we rely on to protect our intellectual property proves inadequate, our ability to successfully commercialize our proposed products will be harmed and we may never be able to operate our business profitably.

Our success depends, in large part, on our ability to protect proprietary methods, discoveries and diagnostic tests that we develop under the patent and other intellectual property laws of the United States and other countries, so that we can seek to prevent others from unlawfully using our inventions and proprietary information. We rely on both patents and trade secrets to protect the proprietary aspects of our methods and discoveries. As of January 22, 2013, we have five issued U.S. patents and 17 pending patent applications filed either with the U.S. Patent and Trademark Office or under the PCT and foreign counterparts of certain of these patent applications. A subset of the intellectual property that we own or license relates to our galectin-3 test for heart failure. This intellectual property includes U.S. Patent No. 7,888,137 and 8,084,276, exclusively licensed from ACS Biomarker B.V. and eight corresponding patent applications pending in the U.S. and abroad, as well as issued patents in Europe, Australia, China and Japan. U.S. Patent No. 7,888,137 is scheduled to expire in November 2026 and U.S. Patent No. 8,084,276 is scheduled to expire in September 2024. We own a U.S. and corresponding foreign applications relating to a specific method and kit for detecting galectin-3. Any patent issuing from this U.S. application could expire as early as 2029. In addition, we own six U.S. patent applications filed either with the U.S. Patent and Trademark Office or under the PCT, and foreign counterparts of these patent applications related to methods for clinical evaluation of subjects and therapies based on galectin-3 measurements. A subset of the intellectual property that we own relates to our CardioSCORE test. This intellectual property includes U.S. Patent Application No. 12/946,470 and 17 corresponding patent applications abroad. Any patent issuing from this U.S. application could expire as early as 2030. In addition, we have a non-exclusive license to practice and commercialize technology covered by one issued U.S. patent that relates to our methods for discovering biomarkers. For the diagnostic tests that we develop based on our biomarker discoveries, we expect to rely primarily on patent protection. Several of our owned and licensed patent applications are in an early stage of prosecution, and we cannot assure you that any of the pending patent applications will result in patents being issued. In addition, due to technological changes that may affect our proposed products or judicial interpretation of the scope of our patents, our proposed products might not, now or in the future, be adequately covered by our patents.

The patentability of molecular biomarkers and of test methods and products based on biomarkers is well-established in most countries. However, the issue of any patent, including the patents for which we have applied, depends upon a detailed interpretation of the specific patent claims and prior art, and generally is highly uncertain because of the complex legal and factual considerations it involves. In recent years, patentability issues have been the subject of much litigation. For example, on March 20, 2012, the United States Supreme Court rendered its decision in Mayo Collaborative Services v. Prometheus Laboratories, Inc., in which the Court denied patent protection for patent claims covering methods that correlate the concentration of a well-known drug metabolite to the likely harm or ineffectiveness of the drug as a means of determining proper drug dosage. At issue was whether the claimed methods transformed unpatentable laws of nature into patent-eligible applications of those laws of nature. The Court held that the patent claims at issue effectively claim the underlying laws of nature themselves and thus ran afoul of the prohibition on patenting laws of nature, were not patent eligible and therefore, were determined to be invalid. Like other developers of diagnostic products, we are evaluating the Prometheus decision, analyzing how the decision may impact our patents and pending patent applications, and evaluating various patent prosecution strategies. In addition, we are waiting with interest to learn how the lower courts in the United States and the USPTO will apply this decision. The result of the case in the United States, although limited to the patent claims at issue in Prometheus, or other legal developments in the

United States or in foreign jurisdictions may preclude or limit the patent protection available for our diagnostic tests and therapeutic methods. The patentability of claims currently pending, the validity and enforceability of issued or to be issued patent claims and the commercial value of our patent rights, therefore, are highly uncertain.

In addition, we cannot be certain that we hold the rights to the technology covered by pending patent applications or to other proprietary technology required for us to commercialize our proposed products. Rights in applications filed by us or our licensors may be affected adversely by patent applications filed by others which have not yet been published. For example, because certain U.S. patent applications are confidential until patents issue, such as applications filed prior to November 29, 2000, or applications filed after this date which will not be filed in foreign countries, third parties may have filed patent applications for technology covered by our pending patent applications without our being aware of those applications, and our patent applications may not have priority over those applications. For this and other reasons, we may be unable to secure desired patent rights, thereby losing desired exclusivity or co-exclusivity. It is also possible that one or more organizations will hold patent rights to which we will need a license. If those organizations refuse to grant us a license to such patent rights on reasonable terms, we will not be able to market our products.

If third parties assert that we have infringed their patents and proprietary rights or challenge the validity of our patents and proprietary rights, we may become involved in intellectual property disputes and litigation that would be costly, time consuming, and delay or prevent the development or commercialization of our proposed products.

Our ability to commercialize our proposed products depends on our ability to develop, manufacture, market and sell our proposed products without infringing the proprietary rights of third parties. Third parties may allege that our proposed products or our methods or discoveries infringe their intellectual property rights. Numerous U.S. and foreign patents and pending patent applications, which are owned by third parties, exist in fields that relate to our proposed products and our underlying methodologies and discoveries, including patents and patent applications claiming methods for the discovery of biomarkers or biomarker sets and assay systems and methods designed to exploit them clinically in drug discovery efforts or in selection of patients.

A third party may sue us for infringing its patent rights. Likewise, we may need to resort to litigation to enforce a patent issued or licensed to us or to determine the scope and validity of third-party proprietary rights. In addition, a third party may claim that we have improperly obtained or used its confidential or proprietary information. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management’s attention from other aspects of our business. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

If we are found to infringe upon intellectual property rights of third parties, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, such licenses are likely to be non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license and are unable to design around a patent, we may be unable to effectively market some or all of our products, which could limit our ability to generate revenue or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations. Moreover, we expect that a number of our collaborations will provide that royalties payable to us for licenses to our intellectual property may be offset by amounts paid by our collaborators to third parties who have competing or superior intellectual property positions in the relevant fields, which could result in significant reductions in our revenue from products developed through collaborations.

Many of our employees were previously employed at universities or other biotechnology, pharmaceutical or diagnostic products companies, including our competitors or potential competitors. While we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed the former employer’s intellectual property, trade secrets or other proprietary information. Litigation based on such allegations may be brought against us, and even if we are successful in defending ourselves, we could incur substantial costs and our management could be distracted. If we fail in defending such allegations, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.

If we are unable to protect our trade secrets, we may be unable to protect our interests in proprietary technology, processes and know-how that is not patentable or for which we have elected not to seek patent protection.

In addition to patented technology, we rely upon unpatented proprietary technology, processes and know-how, including, particularly our biomarker discovery methodologies. In an effort to protect our unpatented proprietary technology, processes and know-how, we require our employees, consultants, collaborators, contract manufacturers and advisors to execute confidentiality agreements. These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information, in particular as we are required to make such information available to a larger pool of people as we seek to expand our discovery and development efforts and commercialize our proposed products. These agreements may be breached, and we may not become aware of, or have adequate remedies in the event of, any such breach. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees and consultants have previous employment or consulting relationships. Also, others may independently develop substantially equivalent technology, processes and know-how or otherwise gain access to our trade secrets. If we are unable to protect the confidentiality of our proprietary technology, processes and know-how, competitors may be able to use this information to develop products that compete with our products, which could adversely impact our business.

If we fail to comply with our obligations in the agreements under which we license development or commercialization rights to products or technology from third parties, we could lose license rights that are important to our business.

Several of our collaboration agreements provide for licenses to us of intellectual property or sharing of rights to intellectual property that is important to our business, and we may enter into additional agreements in the future that provide licenses to us of valuable technology. These licenses impose, and future licenses may impose, various commercialization, milestone and other obligations on us, including the obligation to terminate our use of patented subject matter under certain contingencies. If a licensor becomes entitled to, and exercises, termination rights under a license, we would lose valuable rights and our ability to develop our products. We may need to license other intellectual property to commercialize future products. Our business may suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license or fail to prevent infringement by third parties, if the licensed patents or other rights are found to be invalid or if we are unable to enter into necessary licenses on acceptable terms.

Risks Related To the Growth of Our Management Team, Workforce, Manufacturing and Facilities

Our future success depends on our ability to retain our key employees and to attract, retain and motivate qualified personnel.

Our success depends on our ability to attract, retain and motivate highly qualified management and scientific personnel. All of the arrangements with the principal members of our executive and scientific teams may be terminated by us or the employee at any time without notice. The loss of any of these persons’ expertise would be difficult to replace and could have a material adverse effect on our ability to achieve our business goals. In addition, the loss of the services of any member of our senior management or our scientific staff may impede the achievement of our research, development and commercialization objectives by diverting management’s attention to transition matters and identification of suitable replacements, if any. There can be no assurance that we will be successful in hiring or retaining qualified personnel and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Recruiting and retaining qualified sales and marketing and scientific personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among pharmaceutical, biotechnology, medical device and diagnostic companies for similar personnel. We also experience competition for the hiring of sales and marketing personnel from pharmaceutical, biotechnology, medical device and diagnostic companies. We do not maintain “key person” insurance on any of our employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

If our sole laboratory facility becomes damaged or inoperable, our ability to pursue our development efforts may be jeopardized.

We currently perform all of our development work in our laboratories at our headquarters in Waltham, Massachusetts. At the present time, we do not have redundant laboratory facilities. Our facilities could be harmed or rendered inoperable by natural or man-made disasters, including fire, flooding and power outages, which may render it difficult or impossible for us to perform our development work for some period of time. A key component of our development process is our unique access to biological samples, and the resulting data sets and medical histories that form the foundation of our clinical validation. Access to suitable samples for validation is often an important gating factor for our development projects. If these biological samples or related data are damaged or compromised, our ability to pursue our development projects, as well as our reputation, may be jeopardized. In some cases, the samples are unique and irreplaceable. Furthermore, our facilities and the equipment we use to perform our development work could be costly and time-consuming to repair or replace. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all. If the patient samples to which we have obtained access are damaged or we lose operation of our laboratory facilities for any extended period of time, our development projects could be delayed, and our reputation and relationships with collaborators could be harmed. In order to establish a redundant laboratory facility, if necessary, we would be required to spend considerable time and money securing adequate space, constructing the facility, recruiting and training employees and establishing the additional operational and administrative infrastructure necessary to support a second facility.

Failure in our information technology and storage systems could significantly disrupt the operation of our business.

Our ability to execute our business plan depends, in part, on the continued and uninterrupted performance of our information technology systems, or IT systems. IT systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our IT systems, sustained or repeated system failures that interrupt our ability to generate and maintain data, could adversely affect our ability to operate our business.

We rely on a single third party to manufacture and supply our product candidates. Any problems experienced by this vendor could result in a delay or interruption in the supply of our product candidates to us until this vendor cures the problem or until we locate and qualify an alternative source of supply.

The manufacture of our diagnostic product candidates requires specialized equipment and utilizes complicated production processes that would be difficult, time-consuming and costly to duplicate. Corgenix Medical Corporation is currently the third-party manufacturer of our galectin-3 test. Any prolonged disruption in the operations of our third-party manufacturer could have a significant negative impact on our ability to manufacture products on our own and would cause us to seek additional third-party manufacturing contracts, thereby increasing our development and any commercialization costs. We may suffer losses as a result of business interruptions that exceed coverage under our manufacturer’s insurance policies. Events beyond our control, such as natural disasters, fire, sabotage or business accidents could have a significant negative impact on our operations by disrupting our product candidate development and commercialization efforts until our third-party manufacturer can repair its facility or put in place third-party contract manufacturers to assume this manufacturing role, which we may not be able to do on reasonable terms, if at all. In addition, if we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer or the reverification of an existing manufacturer could negatively affect our ability to develop product candidates or produce approved products in a timely manner. Any delay or interruption in our clinical studies for the validation and commercialization of our product candidates could negatively affect our business.

In pursuing our commercialization strategy for our BGM Galectin-3 test for heart failure, we are particularly dependent upon Health Diagnostic Laboratory, Inc., or HDL, which was responsible for approximately 81% of our galectin-3 sales in 2012. Any disruption in HDL’s operations or problems that otherwise adversely affect our business relationship with HDL could result in a delay or interruption of the sales volume of our galectin-3 test.

In pursuing our commercialization strategy for our BGM Galectin-3 test for heart failure, we are particularly dependent upon HDL, which was responsible for approximately 81% of our galectin-3 sales in 2012. In March 2011, we entered into a supply agreement with HDL pursuant to which HDL agreed to make our manual galectin-3 test available to physicians in the United States. Under the agreement, we agreed to provide HDL with certain clinical market development resources, programs and assistance as reasonably requested by HDL, and HDL agreed to perform certain sales, marketing and marketing education activities in support of our galectin-3 test. Accordingly, we may suffer losses as a result of any business interruptions experienced by HDL or if our relationship with HDL is otherwise adversely affected. Any prolonged disruption in HDL’s operations or problem that otherwise undermine our business relationship with HDL could have a significant negative impact on our ability to execute on our commercialization strategy for galectin-3 in the United States and to increase the sales volume of our galectin-3 test.

If we become subject to product liability claims, we may be required to pay damages that exceed our insurance coverage, and such claims may harm our business in other ways.

Our business exposes us to product liability claims that are inherent in the testing, production, marketing and sale of diagnostic products. Although we currently maintain limited product liability insurance, we anticipate needing to secure additional product liability insurance for the development and commercialization of our product candidates. We cannot be certain whether we will be able to secure such insurance on commercially reasonable terms, or at all. A product liability claim in excess of any insurance coverage we may obtain would have to be paid out of our cash reserves and could harm our business. In addition, any injunction or other restriction on our ability to sell against one of our product candidates could harm our business.

If we complete our development of any diagnostic tests, the marketing, sale and use of our tests could lead to the filing of product liability claims if someone were to allege that our product failed to perform as it was designed. A product liability claim could result in substantial damages and be costly and time consuming for us to defend. We cannot provide assurance that our product liability insurance would protect us from the financial impact of defending a product liability claim. Any product liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any product liability lawsuit could cause injury to our reputation, result in the recall of our product candidates, or cause current collaborators to terminate existing agreements and potential collaborators to seek other partners, any of which could impact our results of operations.

Our activities involve hazardous materials and may subject us to environmental liability or other costs.

Certain activities of our businesses involve the controlled use of limited quantities of hazardous, biological and radioactive materials and may generate biological waste. We and our manufacturers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and certain waste products. We cannot eliminate the risk of accidental contamination or discharge and liability for any resultant injury from these materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials. In the event of an accident or if we otherwise fail to comply with applicable regulations, we could lose our permits or approvals or be held liable for damages or penalized with fines. Although we currently maintain limited insurance to cover claims related to hazardous materials or environmental liability claims, any claims in excess of our insurance coverage would be required to be paid out of our cash reserves and could harm our business, financial condition and results of operations. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development and production efforts.

Risks Related To Our Common Stock

If we fail to comply with the continued listing requirements of the NASDAQ Global Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Our common stock is currently listed for trading on the NASDAQ Global Market. We must satisfy NASDAQ’s continued listing requirements, including among other things, a minimum market value for listed securities of $50 million, a minimum stockholders’ equity of $10 million and a minimum bid price for our common stock of $1.00 per share, or risk delisting, which would have a material adverse effect on our business. On December 10, 2012, we received written notice from NASDAQ notifying us that for the preceding 30 consecutive business days, our Market Value of Listed Securities, or MLVS, had closed below the minimum $50 million requirement for continued listing on the NASDAQ Global Market and granting us a 180-day grace period to regain compliance. On December 27, 2012, we received subsequent written notice from NASDAQ that we had regained compliance with the MLVS rule for continued listing on the NASDAQ Global Market and the matter of non-compliance identified in NASDAQ’s December 10, 2012 notice to us was closed, because, for 10 consecutive business days, from December 11, 2012 to December 24, 2012, our MLVS was at least $50 million. A delisting of our common stock from the NASDAQ Global Market could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities.

The trading market in our common stock has been extremely limited and substantially less liquid than the average trading market for a stock quoted on The NASDAQ Global Market. Additionally, the public float of our common stock is approximately 64% of our outstanding shares of common stock, which substantially reduces the liquidity of our common stock and contributes to the limited trading volume for our common stock.

Since our initial listing on The NASDAQ Global Market on February 4, 2011, the trading market in our common stock has been extremely limited and substantially less liquid than the average trading market for companies quoted on The NASDAQ Global Market. The quotation of our common stock on The NASDAQ Global Market does not assure that a meaningful, consistent and liquid trading market currently exists. We cannot predict whether a more active market for our common stock will develop in the future. An absence of an active trading market could adversely affect our stockholders’ ability to sell our common stock at current market prices in short time periods, or possibly at all. Additionally, market visibility for our common stock may be limited and such lack of visibility may have a depressive effect on the market price for our common stock.

The public float of our common stock is approximately 64% of our outstanding shares of common stock, which adversely affects the liquidity of the trading market for our common stock; in as much as federal securities laws restrict sales of our shares by these stockholders. If our affiliates continue to hold their shares of common stock, there will be limited trading volume in our common stock, which may make it more difficult for investors to sell their shares or increase the volatility of our stock price.

Our stock price is likely to be volatile and the market price of our common stock may drop.

Prior to our initial public offering in February 2011, there was not a public market for our common stock and having been a publicly traded company for only two years, it is too early to determine whether an active trading market will develop and continue. There is a limited history, exacerbated by low average daily trading volume, on which to gauge the volatility of our stock price. The stock markets and the markets for medical diagnostics and biotechnology stocks in particular, have experienced volatility that has often been unrelated to the operating performance of particular companies. Some of the many factors that may cause the market price of our common stock to fluctuate include:

•	our ability to commercialize the products, if any, that we are able to develop;

•	the progress and results of our product candidate development efforts;

•	actions taken by regulatory authorities with respect to our product candidates, or our sales and marketing activities;

•	regulatory developments in the United States, the European Union and other jurisdictions;

•	the outcome of legal actions to which we may become a party;

•	announcements concerning product development results or intellectual property rights of others;

•	announcements of technological innovations or new products by us or our competitors;

•	changes in financial estimates or recommendations by securities analysts;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	restatements of our financial results and/or material weaknesses in our internal controls;

•	publication of research reports about us or the diagnostic products industry by securities or industry analysts;

•	fluctuations in our operating results; and

•	deviations in our operating results from the estimates of securities analysts or other analyst comments.

Any broad market fluctuations may adversely affect the trading price of our common stock. Investors may not be able to sell when they desire due to insufficient buyer demand and may realize less than, or lose all of, their investment.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our financial condition, operating results and reputation.

Insiders control a substantial amount of our outstanding common stock, which could delay or prevent a change in corporate control or result in the entrenchment of management and/or the board of directors.

Certain of our directors, principal stockholders and/or their affiliates, including Flagship Ventures, or Flagship, Gilde Europe Food & Agribusiness B.V., or Gilde, General Electric Pension Trust, or GE, Legg Mason Capital Management Special Investment Trust, Inc., or Legg Mason, SMALLCAP World Fund, Inc., or SMALLCAP and Stelios Papadopoulos control approximately 71% of our outstanding common stock as of December 31,

2012. Accordingly, these stockholders, if acting as a group, or Flagship, which alone controls approximately 30% of our outstanding common stock as of December 31, 2012, will have control or substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, and they may in some instances exercise this control or substantial influence in a manner that advances their best interests and not necessarily those of other stockholders. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control, could deprive you of the opportunity to receive a premium for our common stock as part of a sale and could adversely affect the market price of our common stock.

In addition, certain of our directors and their affiliates have indicated an interest in purchasing up to an aggregate of $4.0 million of shares of common stock in this offering at the public offering price. However, because these potential indications of interest are not binding agreements or commitments to purchase, any or all of these stockholders may elect not to purchase any shares in this offering. If our directors and their affiliates purchase additional shares of our common stock in this offering, the risks incident to our insiders’ substantial ability to control our business and operations, as well as to influence corporate actions, will be exacerbated.

The requirements of being a public company will require greater resources, increase our costs and distract our management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with equity securities listed on The NASDAQ Global Market, we now incur significant legal, accounting and other expenses that we did not incur as a private company. We are required to comply with certain rules, regulations and requirements with which we were not required to comply prior to becoming a public company.

Complying with rules, regulations and requirements will require substantial effort on the part of our board of directors and management and will increase our costs and expenses. We will be required to:

•	institute a more formalized function of internal control over financial reporting;

•	prepare and distribute periodic and current public reports;

•	formalize old and establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

•	involve and retain to a greater degree outside counsel and accountants in the above activities; and

•	establish and maintain an investor relations function, including the provision of certain information on our website.

Compliance with these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage.

The securities laws require, among other things, that we implement and maintain effective internal control for financial reporting and disclosure. In particular, under current regulations, commencing with the year ending December 31, 2011, we began to perform system and process evaluation and testing of our internal control over financial reporting to allow management, and for our fiscal year ending December 31, 2012, our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. We expect to incur significant expense and devote substantial management effort toward ensuring compliance with these requirements. Moreover, if we are not able to comply with these requirements in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our common stock could decline and we could be subject to sanctions or investigations by The NASDAQ Stock Market, the Securities and Exchange Commission or other regulatory authorities, which would entail expenditure of additional financial and management resources.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our industry. If one or more of the analysts who cover us or our industry make unfavorable comments about our market opportunity or product candidates or downgrade our common stock, the market price of our common stock would likely decline. If one or more of these analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the market price of our common stock or trading volume to decline.

Raising additional capital may cause dilution to existing stockholders, restrict our operations or require us to relinquish rights.

We may seek the additional capital necessary to fund our operations through public or private equity offerings, debt financings, and collaborative and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, existing stockholders ownership interests will be diluted and the terms may include liquidation or other preferences that adversely affect their rights as a stockholder. Additional debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise additional funds through collaboration and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or grant licenses on terms that are not favorable to us.

Because we do not intend to pay dividends for the foreseeable future, our stockholders will benefit from their investment in shares only if our common stock appreciates in value.

We have not paid dividends to our stockholders since our inception and we are currently prohibited from making any dividend payments under the terms of the Loan Agreement with our Lenders. We currently intend to retain all available funds and any future earnings to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in their value.

Provisions of our certificate of incorporation, our bylaws and Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove the current members of our board and management.

Certain provisions of our restated certificate of incorporation and restated bylaws could discourage, delay or prevent a merger, acquisition or other change of control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. Furthermore, these provisions could prevent or frustrate attempts by our stockholders to replace or remove members of our board of directors. These provisions also could limit the price that investors might be willing to pay in the future for our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. These provisions:

•	allow the authorized number of directors to be changed only by resolution of our board of directors;

•	establish a classified board of directors, such that not all members of the board of directors may be elected at one time;

•

authorize our board of directors to issue without stockholder approval preferred stock, the rights of which will be determined at the discretion of the board of directors that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors;

•	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent;

•	establish advance notice requirements for stockholder nominations to our board of directors or for stockholder proposals that can be acted on at stockholder meetings;

•	limit who may call stockholder meetings; and

•

require the approval of the holders of 80% of the outstanding shares of our capital stock entitled to vote in order to amend certain provisions of our restated certificate of incorporation and restated bylaws.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of the voting rights on our common stock, from merging or combining with us for a prescribed period of time.